UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  July 14, 2005

WM. WRIGLEY JR. COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-800	36-1988190

(Commission File Number)	(IRS Employer Identification No.)

410 North Michigan Avenue Chicago, Illinois	60611

(Address of Principal Executive Offices)	(Zip Code)

(312) 644-2121

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

                     On July 14, 2005, Wrigley Wm. Jr. Company (the “Company”) entered into a Credit Agreement (the “Credit Agreement”), among the Company, the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).  The Credit Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference.  The Credit Agreement provides for an unsecured facility with an aggregate commitment of $600,000,000, subject to customary conditions precedent, and matures on July 13, 2010.  Borrowings under the Credit Agreement may be either floating rate loans or Eurodollar loans. Floating rate loans bear interest at the higher of (i) the Prime Rate (as defined in the Credit Agreement) for such day and (ii) the Federal Funds Effective Rate (as defined in the Credit Agreement) plus 0.50%. Eurodollar loans bear interest at the sum of (i) the LIBO Rate (as defined in the Credit Agreement) plus (ii) the Applicable Margin (as defined in the Credit Agreement).  The Credit Agreement requires the Company to pay the Administrative Agent for the account of each Lender a quarterly fee in arrears at a rate ranging from 0.05% to 0.08% per annum, determined in accordance with the Company’s then current credit rating, on such Lender’s commitment, whether used or unused.

                     On up to two occasions, the Company may request that the aggregate commitment under the Credit Agreement be increased by a minimum amount of $25,000,000 and a maximum amount of $400,000,000, subject to certain conditions.  In no event may the aggregate commitment exceed $1,000,000,000.

                     The Credit Agreement contains customary representations and warranties and affirmative and negative covenants including, among others, covenants relating to financial reporting, conduct of business, merger, incurrence of liens, maintenance of a certain financial ratio and incurrence of subsidiary indebtedness.  The said representations, warranties and covenants are valid as between the parties and as of the date of entering the Credit Agreement and they are not factual information to investors about the Company.  Investors are advised to review the Company’s periodic filings with the SEC and posted on the Company’s website at www.wrigley.com under the caption “INVESTORS”, for information about the Company’s financial condition.

                     The Credit Agreement is available primarily as a back-up for the Company’s outstanding commercial paper notes.  However, the Company may also draw on the facility for general corporate purposes.

                     The Credit Agreement provides for customary events of default with corresponding grace periods, including, among other things, failure to pay any principal or interest when due, failure to pay material indebtedness or the acceleration thereof, failure to comply with covenants, certain insolvency or receivership events affecting the Company or its subsidiaries, failure of representation or warranty to be true when made or deemed made and a Change in Control (as defined in the Credit Agreement).  In the event of a default by the Company, the requisite number of Lenders (or the Administrative Agent at their request) may declare all amounts owing under the Credit Agreement immediately due and payable, terminate the Lenders’ commitments to make loans under the Credit Agreement and/or exercise any and all remedies and other rights under the Credit Agreement.  For certain defaults related to insolvency and receivership, the commitments of the Lenders will be automatically terminated and all outstanding loans and other amounts will become immediately due and payable.

                     Certain of the Lenders, as well as certain of their respective affiliates, have performed, and may in the future perform, for the Company and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, and will receive, customary fees and expenses.

Item 1.02	Termination of a Material Definitive Agreement.

                     Also on July 14, 2005, in connection with the Credit Agreement, the Company terminated its $300,000,000 credit facility dated March 19, 2004 with the Administrative Agent and its $1,500,000,000 bridge facility dated June 27, 2005 with the Administrative Agent and all indebtedness, liabilities and obligations outstanding thereunder have been paid in full.

                     The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

                     The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(c)        Exhibits.

Exhibit No.	Description

99.1	Credit Agreement, dated as of July 14, 2005, among Wm. Wrigley Jr. Company, a Delaware corporation, the Lenders thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2005	WM. WRIGLEY JR. COMPANY

	By:	/s/ HOWARD MALOVANY

	Name:	Howard Malovany
	Title:	Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Credit Agreement, dated as of July 14, 2005, among Wm. Wrigley Jr. Company, a Delaware corporation, the Lenders thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

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